SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             UNION DENTAL HOLDINGS, INC.
                  --------------------------------------------
                 (Name of small business issuer in its charter)


       Florida                                                   65-0710392
-------------------------------------           --------------------------------
(State or other jurisdiction of                   (I.R.S. Employer
        incorporation or organization)                       Identification No.)


  1700 University Drive, Suite 200
      Coral Springs, Florida                                 33071
-------------------------------------           --------------------------------
(Address of principal executive offices)                   (Zip Code)


                          2005 EQUITY COMPENSATION PLAN
                  --------------------------------------------
                           (Full title of the Plans)

                               Dr. George D. Green
            1700 University Drive, Suite 200 Coral Springs, FL 33071
                  --------------------------------------------
                     (Name and address of agent for service)

                                 (954) 575-2252
          (Telephone number, including area code, of agent for service)



                         CALCULATION OF REGISTRATION FEE

==============================================================================
                     PROPOSED         PROPOSED          PROPOSED     AMOUNT
TITLE OF SECURITIES  MAXIMUM          MAXIMUM           MAXIMUM        OF
TO BE REGISTERED     AMOUNT TO        OFFERING PRICE   AGGREGATE  REGISTRATION
PER SHARE (1)        BE REGISTERED    PER SHARE         PRICE          FEE
------------------------------------------------------------------------------
Common Stock         5,000,000        $0.19              $950,000    $111.81
==============================================================================

(1) PURSUANT TO RULE 457, ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE, AND COMPUTED IN ACCORDANCE WITH THE AVERAGE OF LAST SALE PRICES OF THE COMMON STOCK FOR THE FIVE (5) TRADING DAYS PRIOR TO AND INCLUDING MAY 31, 2005 AS REPORTED BY THE OVER THE COUNTER BULLETIN BOARD

================================================================================

                                     PART I

ITEM 1. PLAN INFORMATION

The information set forth herein together with the documents annexed hereto and made part hereof and incorporated herein by reference relates to the shares of common stock of Union Dental Holdings, Inc. (the "Company") to be issued pursuant to the Union Dental Holdings, Inc. 2004 Stock Option Plan (the "Plan").

As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in
Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Union Dental Holdings, Inc. 2005 Equity Compensation Plan (the "Plan" ) as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.


ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein, Request for such information should be directed to Union Dental Holdings, Inc. 1700 University Drive, Suite 200 Coral Springs, Florida 33071 Attention: Corporate Development, (954) 575-2252.


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration
Statement:

A.   Annual Report on Form 10-KSB for the year ended December 31, 2004;

B.   Quarterly Reports on Form 10-QSB for the three months ended March 31, 2004

C. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including but not limited to, subsequently filed amendments to the above listed documents and subsequently filed forms 10-KSB, 10-QSB, and 8-K, prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modified or supersedes such statement. All information appearing in this Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto)appearing in documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.


ITEM 4. DESCRIPTION OF SECURITIES

The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company's authorized capitalization is 300 million shares of common stock, $.0001 par value, of which 28,569,939 shares of common stock are issued and outstanding, and 25 million shares of preferred stock, $.0001 par value, of which one million shares of preferred stock are issued and outstanding.

Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights. Holders of our preferred shares are entitled to 15,000 votes for each outstanding preferred share. As a result, holders of a majority of the outstanding shares of Preferred Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but un-issued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters in connection with this Registration Statement will be passed upon by Pollock & Klein, LLP. After the effectiveness of this Registration Statement, Kenneth Pollock and Jeffrey Klein, partners in the Firm, will be issued a total of 325,000 shares of common stock pursuant to the Plan. The 325,000 shares are being issued in consideration for services.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our bylaws permit us to indemnify our officers and directors to the fullest extent permitted by law.

Section 607.0850 of the Florida Business Corporation Act authorizes indemnification when a person is or was made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent or is or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for judgments, settlements, penalties, fines (including an excise tax assessed with respect to any employee benefit plan), and expenses (including counsel fees) actually and reasonably incurred with respect to a proceeding.

If such a proceeding is brought by or in the right of the corporation (i.e. a derivative suit), such person may be indemnified against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to a conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, in such case, allow such indemnification of such person for such expenses as the court deems proper.

Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

We do not maintain officer or director insurance.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.


ITEM 8. EXHIBITS

The following are filed as exhibits to this Registration Statement:

     EXHIBIT NO.     DESCRIPTION
     -----------     -----------
         5           Opinion of  Pollock & Klein, LLP
        10.1         Union Dental Holdings, Inc.2005 Equity Compensation Plan
        23.1         Consent of  Pollock & Klein, LLP. (included in Exhibit 5)
        23.2         Consent of DeMeo, Young McGrath
     -----------

ITEM 9. UNDERTAKINGS

A.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     i. To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

     ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     iii. To include any additional or changed material information with respect to the plan of distribution.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the registration shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                             UNION DENTAL HOLDINGS, INC.
                  --------------------------------------------
                                 The Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements, for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereto duly authorized, in the City of Coral Springs, State of Florida this 30th day of June 2005.

SIGNATURE                           TITLE                         DATE
---------------                     ---------                     ----

/s/ George D. Green                 Chief Executive Officer       June 30, 2005
-------------------------           President/Treasurer
George D. Green                     And Director

/s/ George D. Green                 Secretary                     June 30, 2005
------------------------
George D. Green







The Plan

Pursuant to the requirements of the Securities Act of 1933, the plan administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Springs, in the State of Florida on this 30th day of June 2005.


SIGNATURE                           TITLE                         DATE
---------------                     ---------                     ----

/s/George D. Green                  Plan Administrator            June 30, 2005
--------------------
George D. Green